Exhibit 99.1

SpartanNash Announces Fourth Quarter and Fiscal 2020 Financial Results

Reports Fourth Quarter Retail Comparable Store Sales of 8.7%

Generates EPS of $0.34; Adjusted EPS of $0.43

Achieves Adjusted EBITDA of $48.9 million versus $37.4 million in Prior Year Quarter

Provides Fiscal Year 2021 Outlook

GRAND RAPIDS, MICHIGAN – February 24, 2021 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for its 13-week fourth quarter and 53-week fiscal year ended January 2, 2021. The Company’s fourth quarter and current fiscal year include an additional week of operations compared to the 12- and 52-week prior year quarter and fiscal year, respectively.

Fourth Quarter and Fiscal 2020 Highlights

•

Net sales growth of 12.5% to $2.25 billion for the quarter from $2.00 billion in the prior year quarter, and 9.5% to $9.35 billion for the fiscal year compared to $8.54 billion in the prior fiscal year. The 53rd week accounted for $158.9 million, or 8.0%, of the net sales increase over the prior year quarter.

•	Retail comparable store sales were 8.7% for the fourth quarter and 13.1% for the fiscal year.
•

Quarterly EPS of $0.34 per share, compared to $0.15 per share in the prior year quarter; adjusted EPS of $0.43 per share compared to $0.23 per share in the prior year quarter. Fiscal year EPS of $2.12 per share, compared to $0.16 per share in the prior year; adjusted EPS of $2.53 per share compared to $1.10 per share in the prior year.

•	Adjusted EBITDA(3) increased to $48.9 million from $37.4 million in the prior year quarter. Fiscal year adjusted EBITDA increased to $239.1 million from $177.9 million in the prior year.
•

Net long-term debt(5) decreased by $197.8 million during fiscal 2020 to $466.5 million. Combined with improved profitability, this led to a reduction of the net long-term debt to adjusted EBITDA ratio over from 3.7x to 2.0x.

“Despite the continued challenges presented by COVID-19 in the fourth quarter, I am proud of our team’s performance. Since the beginning of the pandemic almost one year ago, they have remained dedicated to ensuring customer and associate safety, while providing essential services to our local communities,” said Tony Sarsam, President and Chief Executive Officer. “As we move into 2021, we are renewing our focus on key priorities to best position SpartanNash for continued growth and operational efficiency.”

Consolidated net sales for the fourth quarter increased $249.2 million, or 12.5%, to $2.25 billion from $2.00 billion in the prior year quarter, with the 53rd week contributing $158.9 million of net sales. The remaining increase in net sales was generated through continued growth with existing Food Distribution customers, as well as higher sales attributable to increased consumer demand related to COVID-19 in the Company’s Retail and Food Distribution segments, partially offset by the continued impact of domestic base access and commissary shopping restrictions associated with COVID-19 in the Military segment.

Gross profit for the fourth quarter was $338.2 million, or 15.1% of net sales, compared to $286.7 million, or 14.4% of net sales, in the prior year quarter. The improvement in the gross profit rate was driven by improvements in margin rates at all three segments, as discussed further below, as well as an increase in the proportion of Retail and Food Distribution segment sales, which generate higher margin rates than the Military segment. These increases in gross profit rates were partially offset by non-cash warrant expense of $6.5 million associated with the issuance of warrant shares to Amazon early in the fourth quarter, recorded as a reduction of net sales in the Food Distribution segment.

Reported operating expenses for the fourth quarter were $320.8 million, or 14.3% of net sales, compared to $275.1 million, or 13.8% of net sales, in the prior year quarter. The increase in expenses as a rate of sales compared to the prior year quarter was due to increased corporate administrative expenses, including incentive compensation, a higher rate of supply chain expenses in the Food Distribution segment and a greater mix of Retail segment sales which have higher operating expense rates, largely offset by increased leverage of fixed costs in the Retail and Food Distribution segments.

The Company reported operating earnings of $17.4 million compared to $11.6 million in the prior year quarter due to the changes in net sales, gross profit and operating expenses discussed above. Adjusted operating earnings(1) were $22.0 million compared to $15.2 million in the prior year quarter and were adjusted for the items detailed in Table 3.

Interest expense decreased $3.0 million from the prior year quarter due to multiple rate cuts implemented by the Federal Reserve, as well as the Company’s pay down of long-term debt resulting from strong free cash flow(4) during the year.

The Company reported earnings from continuing operations of $12.1 million, or $0.34 per share, compared to $5.5 million, or $0.15 per share in the prior year quarter. The improvement reflects the operating earnings and non-operating expense changes noted above. Adjusted earnings from continuing operations(2) for the fourth quarter were $15.5 million, or $0.43 per diluted share, compared to $8.3 million, or $0.23 per diluted share in the prior year quarter. A reconciliation of reported earnings from continuing operations to adjusted earnings from continuing operations is included at Table 4.

Adjusted EBITDA(3) increased $11.5 million, or 30.7%, to $48.9 million compared to $37.4 million in the prior year quarter due to factors mentioned above.

Please see the financial tables at the end of this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable measure, prepared and presented in accordance with GAAP.

Segment Financial Results

Food Distribution

Net sales for Food Distribution increased $166.7 million, or 17.8%, to $1.11 billion from $0.94 billion in the prior year quarter. The increase was due to sales growth with existing customers, as well as incremental volume associated with increased consumer demand related to COVID-19, partially offset by the impact of the Company’s decision to exit its Fresh Production operations, and the non-cash warrant impact mentioned previously. The 53rd week contributed $76.4 million of net sales.

Reported operating earnings for Food Distribution were $11.0 million compared to $10.9 million in the prior year quarter. The increase in reported operating earnings for Food Distribution was due to increased earnings due to higher sales volume, favorable margin rates, lower asset impairment charges, and cycling prior year losses in the Fresh Production business, largely offset by higher supply chain costs, which were compounded by the effects of the COVID-19 pandemic, non-cash warrant impact and higher corporate administrative expenses. Fourth quarter adjusted operating earnings(1) were $13.1 million compared to $15.7 million in the prior year quarter. Adjusted operating earnings exclude asset impairment and restructuring charges in both years and losses associated with the Fresh Kitchen operations in the fourth quarter of fiscal 2019.

Retail

Net sales for Retail increased $79.4 million, or 14.5%, to $627.4 million from $548.0 million in the prior year quarter primarily due to increased consumer demand, as discussed above. Comparable store sales of 8.7% were partially offset by the impact of lower fuel sales. The Company experienced nearly 180% growth in its eCommerce business, compared to the same quarter in the prior year. The 53rd week contributed $49.1 million of net sales.

Reported operating earnings for Retail were $6.9 million compared to $4.2 million in the prior year quarter. The increase in reported operating earnings was due to the increase in sales volume, improvements in margin rates, including inventory shrink, and improved leverage of store labor. These favorable variances were partially offset by higher incentive compensation due to the improved segment performance. Adjusted operating earnings(1) were $9.4 million compared to $3.0 million in the prior year quarter and exclude merger/acquisition and integration and restructuring charges in the both the current and prior year quarters.

Military

Net sales for Military increased $3.1 million, or 0.6%, to $514.1 million from $511.0 million in the prior year quarter due to incremental net sales of $33.4 million from the 53rd week. In addition to the 53rd week, growth in private label and export sales were more than offset by the impact of domestic base access and commissary shopping restrictions associated with COVID-19, which have led to significant declines in Defense Commissary Agency sales as a whole.

The reported operating loss for Military was $0.5 million compared to $3.5 million in the prior year quarter. The change was driven by improvements in gross margin and supply chain expense rates. The adjusted operating loss(1) in the Military segment was $0.4 million compared to a $3.5 million loss in the prior year.

Fiscal Year 2020 Results

Consolidated net sales for the fiscal year ended January 2, 2021 increased $812.4 million, or 9.5%, to $9.35 billion from $8.54 billion in the prior fiscal year, with the inclusion of the 53rd week contributing $158.9 million to consolidated net sales. The remaining increase in net sales was generated by continued growth with existing Food Distribution customers as well as increased consumer demand associated with the COVID-19 pandemic in the Retail and Food Distribution segments, partially offset by the exit of the Company’s Fresh Production operations and lower comparable sales for the Military segment.

The Company reported earnings from continuing operations for fiscal 2020 of $75.9 million, or $2.12 per diluted share, compared to $5.9 million, or $0.16 per diluted share, in the prior year. The increase was primarily attributable to increased sales volume, improved margin rates, cycling prior year pension termination charges, and tax benefits associated with the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, partially offset by an increase in incentive compensation due to improved overall Company performance, supply chain expense rates, restructuring and asset impairment charges, as well as additional compensation for frontline workers and sanitation measures associated with COVID-19. Adjusted earnings from continuing operations(2) for fiscal 2020 were $90.8 million, or $2.53 per diluted share, compared to $39.9 million, or $1.10 per diluted share, in the prior year. Fiscal 2020 adjusted earnings exclude $14.9 million of net after-tax charges related to restructuring and asset impairments, integration costs, severance, and tax benefits associated with the CARES Act. Fiscal 2019 adjusted earnings from continuing operations exclude $34.0 million of net after-tax charges primarily related to pension termination expense, asset impairment charges, one-time costs associated with Project One Team and losses from the Fresh Kitchen operations subsequent to the decision to exit the business.

Adjusted EBITDA(3) for fiscal 2020 was $239.1 million, or 2.6% of net sales, compared to $177.9 million, or 2.1% of net sales, in fiscal 2019.

Balance Sheet and Cash Flow

Cash flows provided by operating activities for fiscal 2020 were $306.7 million compared to $180.2 million in the prior year, due to increased profitability and reductions in operating assets and liabilities. In 2020, the Company generated $239.4 million in free cash flow(4), compared to $105.4 million in the prior year. As a result of this improved cash generation, the Company was able to reduce its net long-term debt(5) by $197.8 million during fiscal 2020. The reduction in net long-term debt, combined with the Company’s increased profitability, resulted in an improvement in the Company’s net long-term debt to adjusted EBITDA ratio over this period of time from 3.7x to 2.0x.

Capital expenditures and IT capital(6) totaled $78.9 million for fiscal 2020 compared to $74.8 million in the prior year.

For fiscal 2020, the Company declared $27.7 million in quarterly cash dividends equal to $0.1925 per common share. The Company also repurchased 860,752 shares for a total of $10.0 million at an average price of $11.62 per share.

Outlook

“Fiscal 2021 will present a new environment where we expect to see a change in consumer behavior,” continued Tony Sarsam, President and Chief Executive Officer. “While we expect this may create softness in our industry as a whole, we will look to retain our customer base which has grown during the pandemic. We will also shift our focus to prioritize investments into our future. This will include operational spending to invest in our people and processes in connection with our priorities for the coming year. These priorities include sustaining improvements in gross margin and service levels, enhancing the customer experience through our private brand offerings, and improving our associate experience through initiatives related to safety and retention.”

The following table provides the Company’s guidance for 2021:

	53 Week	52 Week
	Fiscal 2020	Fiscal 2021 Guidance
	Actual	Low	High
Total net sales (millions)	$9,348	$8,800	$9,000
Adjusted EBITDA(3) (millions)	$239	$195	$210
Adjusted EPS(7)	$2.53	$1.65	$1.80
Reported EPS	$2.12	$1.48	$1.67
Capital expenditures and IT capital(6) (thousands)	$78,932	$80,000	$90,000
Depreciation and amortization (thousands)	$89,876	$90,000	$100,000
Interest expense (thousands)	$14,418	$14,000	$15,000
Income tax rate	11.1%	23.0%	24.5%

As SpartanNash cycles the impact of the onset of the COVID-19 pandemic in the first quarter of fiscal 2021, the Company currently expects that Retail comparable sales will be negative 7.0% to 9.0% in the first quarter, with fiscal 2021 full year comparable sales of negative 6.0% to 8.0%. Food Distribution sales are expected to decline 1.0% to 3.0% in fiscal 2021, while Military Distribution sales are expected to decline 3.0% to 5.0% in 2021.

Conference Call

A telephone conference call to discuss the Company’s fourth quarter and fiscal 2020 financial results is scheduled for Thursday, February 25, 2021 at 8:00 a.m. ET. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com/webcasts. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores and U.S. military commissaries and exchanges; as well as operating a premier fresh produce distribution network. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Iraq, Kuwait, Bahrain, Qatar and Djibouti. SpartanNash currently operates 154 supermarkets, primarily under the banners of Family Fare, Martin's Super Markets, D&W Fresh Market, VG's Grocery and Dan's Supermarket. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words “outlook,” “believe,” “anticipates,” “continue,” “expects,” “guidance,” “trend,” “on track,” “encouraged” or “plan” or similar expressions. The statements in the “Outlook” section of this press release are inherently forward looking. Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties include, but are not limited to, disruption associated with the COVID-19 pandemic and the Company's ability to compete in the highly competitive grocery distribution, retail grocery, and military distribution industries. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

(1) A reconciliation of operating earnings to adjusted operating earnings, a non-GAAP financial measure, is provided in Table 3 below.

(2) A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations, a non-GAAP financial measure, is provided in Table 4 below.

(3) A reconciliation of net earnings to Adjusted EBITDA, a non-GAAP financial measure, is provided in Table 2 below.

(4) A reconciliation of net cash provided by operating activities to free cash flow, a non-GAAP financial measure, is provided in Table 6 below.

(5) A reconciliation of long-term debt and finance lease obligations to net long-term debt, a non-GAAP financial measure, is provided in Table 5 below.

(6) A reconciliation of purchases of property and equipment to capital expenditures and IT capital, a non-GAAP financial measure, is provided in Table 7 below.

(7) A reconciliation of projected earnings per share from continuing operations to adjusted earnings per share from continuing operations, a non-GAAP financial measure, is provided in Table 8 below.

Investor Contacts:	Mark Shamber	Chief Financial Officer and Executive Vice President	(616) 878-8023
	Chris Mandeville Anna Kate Heller	ICR ICR	(203) 682-8304 (678) 358-8995

Media Contact:	Meredith Gremel	Vice President Corporate Affairs and Communications	(616) 878-2830

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SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	13 and 12 Weeks Ended		53 and 52 Weeks Ended
	January 2,	December 28,	January 2,	December 28,
(In thousands, except per share amounts)	2021	2019	2021	2019
Net sales	$2,247,112	$1,997,953	$9,348,485	$8,536,065
Cost of sales	1,908,910	1,711,220	7,923,520	7,292,235
Gross profit	338,202	286,733	1,424,965	1,243,830

Operating expenses
Selling, general and administrative	316,674	272,241	1,297,740	1,172,401
Merger/acquisition and integration	179	73	421	1,437
Restructuring charges and asset impairment	3,943	2,835	24,398	13,050
Total operating expenses	320,796	275,149	1,322,559	1,186,888

Operating earnings	17,406	11,584	102,406	56,942

Other expenses and (income)
Interest expense	3,608	6,596	18,418	34,548
Loss on debt extinguishment	—	—	—	329
Postretirement benefit (income) expense	(88)	126	(685)	19,803
Other, net	(144)	(242)	(691)	(1,313)
Total other expenses, net	3,376	6,480	17,042	53,367

Earnings before income taxes and discontinued operations	14,030	5,104	85,364	3,575
Income tax expense (benefit)	1,937	(369)	9,450	(2,342)
Earnings from continuing operations	12,093	5,473	75,914	5,917

Loss from discontinued operations, net of taxes	—	(49)	—	(175)
Net earnings	$12,093	$5,424	$75,914	$5,742

Basic earnings per share:
Earnings from continuing operations	$0.34	$0.15	$2.12	$0.16
Loss from discontinued operations	—	(0.00)	—	(0.00)
Net earnings	$0.34	$0.15	$2.12	$0.16

Diluted earnings per share:
Earnings from continuing operations	$0.34	$0.15	$2.12	$0.16
Loss from discontinued operations	—	(0.00)	—	(0.00)
Net earnings	$0.34	$0.15	$2.12	$0.16

Weighted average shares outstanding:
Basic	35,742	36,351	35,861	36,271
Diluted	35,807	36,351	35,862	36,271

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	January 2,	December 28,
(In thousands)	2021	2019
Assets
Current assets
Cash and cash equivalents	$19,903	$24,172
Accounts and notes receivable, net	357,564	345,320
Inventories, net	541,785	537,212
Prepaid expenses and other current assets	72,229	58,775
Property and equipment held for sale	23,259	31,203
Total current assets	1,014,740	996,682

Property and equipment, net	577,059	615,816
Goodwill	181,035	181,035
Intangible assets, net	116,142	130,434
Operating lease assets	289,173	268,982
Other assets, net	99,242	82,660

Total assets	$2,277,391	$2,275,609

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$464,784	$405,370
Accrued payroll and benefits	113,789	59,680
Other accrued expenses	60,060	51,295
Current portion of operating lease liabilities	45,786	42,440
Current portion of long-term debt and finance lease liabilities	5,135	6,349
Total current liabilities	689,554	565,134

Long-term liabilities
Deferred income taxes	45,728	43,111
Operating lease liabilities	278,859	267,350
Other long-term liabilities	46,892	30,272
Long-term debt and finance lease liabilities	481,309	682,204
Total long-term liabilities	852,788	1,022,937

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 35,851 and 36,351 shares outstanding	491,819	490,233
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(2,276)	(1,600)
Retained earnings	245,506	198,905
Total shareholders’ equity	735,049	687,538

Total liabilities and shareholders’ equity	$2,277,391	$2,275,609

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	53 and 52 Weeks Ended
(In thousands)	January 2, 2021	December 28, 2019
Cash flow activities
Net cash provided by operating activities	$306,716	$180,192
Net cash used in investing activities	(57,221)	(143,172)
Net cash used in financing activities	(253,764)	(31,219)
Net cash used in discontinued operations	—	(214)
Net (decrease) increase in cash and cash equivalents	(4,269)	5,587
Cash and cash equivalents at beginning of the period	24,172	18,585
Cash and cash equivalents at end of the period	$19,903	$24,172

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings (Loss) by Segment

(Unaudited)

	13 and 12 Weeks Ended				53 and 52 Weeks Ended
(In thousands)	January 2, 2021		December 28, 2019		January 2, 2021		December 28, 2019
Food Distribution Segment:
Net sales	$1,105,617	49.2%	$938,941	47.0%	$4,577,178	49.0%	$3,982,609	46.7%
Operating earnings	10,972		10,852		45,962		47,416
Retail Segment:
Net sales	627,434	27.9%	548,002	27.4%	2,637,917	28.2%	2,381,349	27.9%
Operating earnings	6,943		4,242		66,359		18,842
Military Segment:
Net sales	514,061	22.9%	511,010	25.6%	2,133,390	22.8%	2,172,107	25.4%
Operating loss	(509)		(3,510)		(9,915)		(9,316)
Total:
Net sales	$2,247,112	100.0%	$1,997,953	100.0%	$9,348,485	100.0%	$8,536,065	100.0%
Operating earnings	17,406		11,584		102,406		56,942

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company also provides information regarding adjusted operating earnings, adjusted earnings from continuing operations, and adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), net long-term debt, free cash flow, capital expenditures and IT capital, and projected earnings per share from continuing operations. These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers. These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

Current year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude “Fresh Cut operating losses” subsequent to the decision to exit these operations during the first quarter, severance associated with cost reduction initiatives, organizational alignment costs, and fees paid to a third-party advisory firm associated with Project One Team, the Company’s initiative to drive growth while increasing efficiency and reducing costs. Adjusted earnings from continuing operations exclude pension termination income related to refunds from the annuity provider associated with the final reconciliation of participant data, as well as net tax benefits associated with the CARES Act. Prior year adjusted operating earnings, adjusted earnings from continuing operations and adjusted EBITDA exclude “Fresh Kitchen operating losses” subsequent to the decision to exit these operations at the beginning of the third quarter, costs associated with organizational realignment, which include significant changes to the Company’s management team, and fees paid to a third-party advisory firm associated with Project One Team, the Company’s initiative to drive growth while increasing efficiency and reducing costs. Pension termination costs, primarily related to non-operating settlement expense associated with the distribution of pension assets, are excluded from adjusted earnings from continuing operations, and to a lesser extent adjusted operating earnings. These measures were adjusted for the impact of the 53rd week in 2020 to provide better comparability to prior years.

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	13 and 12 Weeks Ended		53 and 52 Weeks Ended
(In thousands)	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Net earnings	$12,093	$5,424	$75,914	$5,742
Earnings from discontinued operations, net of tax	—	49	—	175
Income tax expense (benefit)	1,937	(369)	9,450	(2,342)
Other expenses, net	3,376	6,480	17,042	53,367
Operating earnings	17,406	11,584	102,406	56,942
Adjustments:
LIFO (gain) expense	(982)	2,131	2,176	5,892
Depreciation and amortization	20,893	20,353	89,504	87,866
Merger/acquisition and integration	179	73	421	1,437
Restructuring, asset impairment and other charges	3,943	2,835	24,398	13,050
Fresh Kitchen operating losses	—	690	—	2,894
Fresh Cut operating losses	—	—	2,262	—
Stock-based compensation	1,084	578	6,265	7,313
Stock warrants	6,549	—	6,549	—
Non-cash rent	(752)	(1,080)	(4,733)	(5,622)
Costs associated with Project One Team	—	—	493	5,428
Organizational realignment costs	455	—	455	1,812
Severance associated with cost reduction initiatives	33	—	5,154	—
(Gain) loss on disposal of assets	(132)	—	3,330	—
Other non-cash charges	186	223	379	933
Adjusted EBITDA	48,862	37,387	239,059	177,945
53rd week	(4,246)	—	(4,246)	—
Adjusted EBITDA, excluding 53rd week	$44,616	$37,387	$234,813	$177,945
Food Distribution:
Operating earnings	$10,972	$10,852	$45,962	$47,416
Adjustments:
LIFO (gain) expense	(829)	1,163	855	3,032
Depreciation and amortization	7,356	7,493	31,917	32,861
Merger/acquisition and integration	—	8	—	(122)
Restructuring, asset impairment and other charges	1,863	4,120	21,085	14,844
Fresh Kitchen operating losses	—	690	—	2,894
Fresh Cut operating losses	—	—	2,262	—
Stock-based compensation	552	284	3,076	3,603
Stock warrants	6,549	—	6,549	—
Non-cash rent	433	129	558	482
Costs associated with Project One Team	—	—	265	2,877
Organizational realignment costs	245	—	245	960
(Gain) loss on disposal of assets	(131)	—	1,482	—
Severance associated with cost reduction initiatives	13	—	3,156	—
Other non-cash charges	101	3	204	394
Adjusted EBITDA	27,124	24,742	117,616	109,241
53rd week	(1,363)	—	(1,363)	—
Adjusted EBITDA, excluding 53rd week	$25,761	$24,742	$116,253	$109,241

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, continued

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands)	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Retail:
Operating earnings	$6,943	$4,242	$66,359	$18,842
Adjustments:
LIFO (gain) expense	(285)	213	301	1,071
Depreciation and amortization	10,629	10,123	45,199	43,171
Merger/acquisition and integration	179	65	421	1,559
Restructuring charges (gains) and asset impairment	2,080	(1,285)	3,313	(1,794)
Stock-based compensation	378	205	2,134	2,530
Non-cash rent	(1,097)	(1,118)	(4,915)	(5,730)
Costs associated with Project One Team	—	—	164	1,845
Organizational realignment costs	151	—	151	616
Severance associated with cost reduction initiatives	4	—	1,445	—
Loss on disposal of assets	41	—	1,946	—
Other non-cash charges	60	218	124	628
Adjusted EBITDA	19,083	12,663	116,642	62,738
53rd week	(2,780)	—	(2,780)	—
Adjusted EBITDA, excluding 53rd week	$16,303	$12,663	$113,862	$62,738
Military:
Operating loss	$(509)	$(3,510)	$(9,915)	$(9,316)
Adjustments:
LIFO expense	132	755	1,020	1,789
Depreciation and amortization	2,908	2,737	12,388	11,834
Stock-based compensation	154	89	1,055	1,180
Non-cash rent	(88)	(91)	(376)	(374)
Costs associated with Project One Team	—	—	64	706
Organizational realignment costs	59	—	59	236
Severance associated with cost reduction initiatives	16	—	553	—
Gain on disposal of assets	(42)	—	(98)	—
Other non-cash charges (gains)	25	2	51	(89)
Adjusted EBITDA	2,655	(18)	4,801	5,966
53rd week	(103)	—	(103)	—
Adjusted EBITDA, excluding 53rd week	$2,552	$(18)	$4,698	$5,966

Notes: Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”) is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including share-based payments (equity awards measured in accordance with ASC 718, Stock Compensation, which include both stock-based compensation to employees and stock warrants issued to non-employees) and the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

	13 and 12 Weeks Ended		53 and 52 Weeks Ended
(In thousands)	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Operating earnings	$17,406	$11,584	$102,406	$56,942
Adjustments:
Merger/acquisition and integration	179	73	421	1,437
Restructuring, asset impairment and other	3,943	2,835	24,398	13,050
Fresh Kitchen operating losses	—	690	—	2,894
Expenses associated with tax planning strategies	—	—	82	—
Costs associated with Project One Team	—	—	493	5,428
Organizational realignment costs	455	—	455	1,812
Pension termination	—	13	—	59
Severance associated with cost reduction initiatives	33	24	5,154	509
Fresh Cut operating losses	—	—	2,262	—
Adjusted operating earnings	22,016	15,219	135,671	82,131
53rd week	(4,155)	—	(4,155)	—
Adjusted operating earnings, excluding 53rd week	$17,861	$15,219	$131,516	$82,131

Reconciliation of operating earnings (loss) to adjusted operating earnings (loss) by segment:
	13 and 12 Weeks Ended		53 and 52 Weeks Ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Food Distribution:
Operating earnings	$10,972	$10,852	$45,962	$47,416
Adjustments:
Merger/acquisition and integration	—	8	—	(122)
Restructuring, asset impairment and other charges	1,863	4,120	21,085	14,844
Fresh Kitchen operating losses	—	690	—	2,894
Expenses associated with tax planning strategies	—	—	44	—
Costs associated with Project One Team	—	—	265	2,877
Organizational realignment costs	245	—	245	960
Pension termination	—	6	—	32
Severance associated with cost reduction initiatives	13	21	3,156	413
Fresh Cut operating losses	—	—	2,262	—
Adjusted operating earnings	13,093	15,697	73,019	69,314
53rd week	(1,300)	—	(1,300)	—
Adjusted operating earnings, excluding 53rd week	$11,793	$15,697	$71,719	$69,314
Retail:
Operating earnings	6,943	4,242	66,359	18,842
Adjustments:
Merger/acquisition and integration	179	65	421	1,559
Restructuring, asset impairment and other charges (gains)	2,080	(1,285)	3,313	(1,794)
Costs associated with Project One Team	—	—	164	1,845
Organizational realignment costs	151	—	151	616
Expenses associated with tax planning strategies	—	—	27	—
Pension termination	—	4	—	21
Severance associated with cost reduction initiatives	4	3	1,445	86
Adjusted operating earnings	9,357	3,029	71,880	21,175
53rd week	(2,760)	—	(2,760)	—
Adjusted operating earnings, excluding 53rd week	$6,597	$3,029	$69,120	$21,175
Military:
Operating loss	$(509)	$(3,510)	$(9,915)	$(9,316)
Adjustments:
Costs associated with Project One Team	—	—	64	706
Organizational realignment costs	59	—	59	236
Expenses associated with tax planning strategies	—	—	11	—
Pension termination	—	3	—	6
Severance associated with cost reduction initiatives	16	—	553	10
Adjusted operating loss	(434)	(3,507)	(9,228)	(8,358)
53rd week	(95)	—	(95)	—
Adjusted operating loss, excluding 53rd week	$(529)	$(3,507)	$(9,323)	$(8,358)

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted operating earnings is not a measure of performance under GAAP and should not be considered as a substitute for operating earnings, and other income statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	13 and 12 Weeks Ended
	January 2, 2021		December 28, 2019
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Earnings from continuing operations	$12,093	$0.34	$5,473	$0.15
Adjustments:
Merger/acquisition and integration	179		73
Restructuring, asset impairment and other charges	3,943		2,835
Fresh Kitchen operating losses	—		690
Organizational realignment costs	455		—
Severance associated with cost reduction initiatives	33		25
Pension termination	(189)		47
Total adjustments	4,421		3,670
Income tax effect on adjustments (a)	(1,024)		(856)
Impact of CARES Act (b)	6		—
Total adjustments, net of taxes	3,403	0.09	2,814	0.08
Adjusted earnings from continuing operations	15,496	0.43	8,287	0.23
53rd week	(2,999)	(0.08)	—	—
Adjusted earnings from continuing operations, excluding 53rd week	$12,497	$0.35	$8,287	$0.23

	53 and 52 Weeks Ended
	January 2, 2021		December 28, 2019
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Earnings from continuing operations	$75,914	$2.12	$5,917	$0.16
Adjustments:
Merger/acquisition and integration	421		1,437
Restructuring, asset impairment and other charges	24,398		13,050
Fresh Kitchen operating losses	—		2,894
Expenses associated with tax planning	82		—
Costs associated with Project One Team	493		5,428
Organizational realignment costs	455		1,812
Loss on debt extinguishment	—		329
Severance associated with cost reduction initiatives	5,154		509
Fresh Cut operating losses	2,262		—
Pension termination	(1,193)		19,557
Total adjustments	32,072		45,016
Income tax effect on adjustments (a)	(7,851)		(11,022)
Impact of CARES Act (b)	(9,292)		—
Total adjustments, net of taxes	14,929	0.41	33,994	0.94
Adjusted earnings from continuing operations	90,843	2.53	39,911	1.10
53rd week	(2,999)	(0.08)	—	—
Adjusted earnings from continuing operations, excluding 53rd week	$87,844	$2.45	$39,911	$1.10

(a)	The income tax effect on adjustments is computed by applying the applicable tax rate to the adjustments.
(b)

Represents tax impacts attributable to the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, and related tax planning, primarily related to additional deductions and the utilization of net operating loss carrybacks.

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under GAAP and should not be considered as a substitute for earnings from continuing operations and other income statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Finance Lease Obligations to Net Long-Term Debt

(A Non-GAAP Financial Measure)

(Unaudited)

	January 2,	December 29,
(In thousands)	2021	2019
Current portion of long-term debt and finance lease liabilities	$5,135	$6,349
Long-term debt and finance lease liabilities	481,309	682,204
Total debt	486,444	688,553
Cash and cash equivalents	(19,903)	(24,172)
Net long-term debt	$466,541	$664,381

Notes: Net long-term debt is a non-GAAP financial measure that is defined as long-term debt and finance lease obligations plus current maturities of long-term debt and finance lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Net long-term debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(A Non-GAAP Financial Measure)

(Unaudited)

	53 and 52 Weeks Ended
(In thousands)	January 2, 2021	December 28, 2019
Net cash provided by operating activities	$306,716	$180,192
Less:
Purchases of property and equipment	67,298	74,815
Free cash flow	$239,418	$105,377

Notes: Free cash flow is a non-GAAP financial measure calculated by subtracting capital expenditures from cash flows provided by operating activities, the most directly comparable GAAP measure. The Company believes it is a useful indicator of liquidity that provides information to both management and investors about the amount of cash generated from operations that, after capital expenditures, can be used for strategic business objectives, including the repayment of long-term debt. Free cash flow is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 7: Reconciliation of Purchases of Property and Equipment to Capital Expenditures and IT Capital

(A Non-GAAP Financial Measure)

(Unaudited)

	53 and 52 Weeks Ended
(In thousands)	January 2, 2021	December 28, 2019
Purchases of property and equipment	$67,298	$74,815
Plus:
Cloud computing spend	11,634	—
Capital expenditures and IT capital	$78,932	$74,815

Table 8: Reconciliation of Projected Earnings per Diluted Share from Continuing Operations to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ending January 1, 2022
	Low	High
Earnings from continuing operations	$1.48	$1.67
Adjustments, net of taxes:
Merger/acquisition and integration expenses	0.01	0.01
Restructuring and asset impairment	0.13	0.10
Severance associated with cost reduction initiatives	0.01	0.01
Organizational realignment	0.02	0.01
Adjusted earnings from continuing operations	$1.65	$1.80